As filed with the U.S. Securities and Exchange Commission on March 16, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew M. Holman

Justin A. Feinberg

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

(602) 528-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,449,214	$25.51	$266,559,449	$33,186.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of our common stock of $25.51 per share as of March 12, 2018, as reported on the NYSE American Stock Exchange, pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION DATED MARCH 16, 2018

PRELIMINARY PROSPECTUS

Nuverra Environmental Solutions, Inc.

10,449,214 Shares of Common Stock

This prospectus relates to up to 10,449,214 shares of our common stock (the “Common Stock”) currently outstanding, which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto.

We are registering the offer and sale of the Common Stock pursuant to registration rights we have granted under a Registration Rights Agreement dated as of August 7, 2017. We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Common Stock.

We are not selling any Common Stock under this prospectus and will not receive any proceeds from the sale of the Common Stock by the selling stockholders. The Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers, or agents. The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders.”

Our common stock is listed on the NYSE American Stock Exchange (“NYSE American”) under the symbol “NES.” On March 12, 2018, the last reported sale price of our common stock on the NYSE American was $26.19.

Investing in the Common Stock involves risks. See “Risk Factors” on Page 4 of this prospectus for a discussion of the risks regarding an investment in the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2018.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

EXPLANATORY NOTE

On May 1, 2017, Nuverra Environmental Solutions, Inc. (the “Company”) and certain of its material subsidiaries (collectively with the Company, the “Nuverra Parties”) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together and as amended, the “Plan”). On July 25, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective on August 7, 2017 (the “Effective Date”), when all remaining conditions to the effectiveness of the Plan were satisfied or waived. Although the Nuverra Parties emerged from bankruptcy on the Effective Date, the bankruptcy cases will remain pending until closed by the Bankruptcy Court.

On the Effective Date, pursuant to the Plan, (i) all shares of the Company’s pre-Effective Date common stock and all other previously issued and outstanding equity interests in the Company, and any rights of any holder in respect thereof, were cancelled and discharged and (ii) all agreements, instruments, and other documents evidencing, relating to or connected with the pre-Effective Date common stock and all other previously issued and outstanding equity interests of the Company, and any rights of any holder in respect thereof, were cancelled and discharged and of no further force or effect. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01 (the “Common Stock”), and issued 11,695,580 shares of Common Stock and 118,137 warrants to purchase Common Stock.

On the Effective Date, pursuant to the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain holders party thereto. Pursuant to the Registration Rights Agreement, any holder that, together with its affiliates, (i) beneficially owned 10% of the aggregate outstanding shares of the Common Stock on the Effective Date and (ii) continues to beneficially own at least 5% of the aggregate outstanding shares of Common Stock (“Demand Holder”), may request registration of its Common Stock at any time under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (“Long-Form Registration”), if Form S-3 is not available to the Company, or on Form S-3, or any similar short-form registration statement (“Short-Form Registration”), if available. The Company is not required to conduct more than three Long-Form Registrations for each holder, but is required to conduct an unlimited number of Short-Form Registrations for each holder.

In addition, promptly after the Effective Date, the Company is required to use its reasonable best efforts to cause a shelf registration (“Shelf”) on Form S-1 to be declared effective as promptly as reasonably practicable thereafter for the offer and resale of the Common Stock on a delayed or continuous basis. At any time and from time to time after the Shelf has been declared effective, any Demand Holder may request to sell all or any portion of its Common Stock in an underwritten offering that is registered pursuant to the Shelf, and any holder of Common Stock that is a party to the Registration Rights Agreement may participate in such a Shelf takedown. The Company is filing this Registration Statement on Form S-1 pursuant to the foregoing obligation.

The foregoing description of the Registration Rights Agreement is only a summary and does not purport to be complete, and such description is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is incorporated by reference to Exhibit 4.2 to the Company’s Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2017.

For more information on the events that occurred, agreements we entered into, and securities issued in connection with the Nuverra Parties emergence from the chapter 11 proceedings, see our Current Report on Form 8-K filed with the SEC on August 11, 2017.

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	the expected benefits of our completed restructuring under chapter 11 of the United States Bankruptcy Code to improve our long-term capital structure;

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments, including, but not limited to, statements regarding fluctuations in oil and natural gas prices and third-party projections for the markets in which we operate; and

•	the potential benefits of our completed and any future merger, acquisition, disposition, restructuring, and financing transactions.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include, among others:

•	the effects of our completed restructuring on the Company and the interests of various constituents;

•	risks and uncertainties associated with the restructuring process, including the outcome of a pending appeal of the order confirming the plan of reorganization and our ability to execute the requirements of the plan of reorganization subsequent to the effective date;

•	our inability to maintain relationships with suppliers, customers, employees and other third parties as a result of our chapter 11 filing;

•	the bankruptcy and, as applicable, appellate, court’s rulings in our chapter 11 cases, including appeals thereof, and the outcome of our chapter 11 cases in general;

•	risks associated with third-party motions, objections and appeals in our chapter 11 cases, including the pending appeal of the confirmation of the plan of reorganization;

•	the length of time the Company will operate under chapter 11 protection;

•	the effects of the increased advisory costs incurred to execute the reorganization;

•	risks associated with our indebtedness, including changes to interest rates, deterioration in the value of our machinery and equipment or accounts receivables, our ability to manage our liquidity needs and to comply with covenants under our credit facilities;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business, including as a result of our completed chapter 11 restructuring;

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•	financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	our ability to attract and retain a sufficient number of qualified truck drivers in light of industry-wide driver shortages and high-turnover;

•	risks associated with our ability to collect outstanding receivables as a result of liquidity constraints on our customers resulting from low oil and/or natural gas prices;

•	the availability of less favorable credit and payment terms due to the downturn in our industry, our financial condition and the chapter 11 proceeding, including more stringent or costly payment terms from our vendors, which may further constrain our liquidity and reduce availability under our revolving credit facility;

•	risks associated with our capital structure, including our ability to access necessary funding to generate sufficient operating cash flow to meet our debt service obligations;

•	risks associated with the limited trading volume of our common stock on the NYSE American Stock Exchange, including fluctuations in the trading prices of our common stock;

•	changes in customer drilling, completion and production activities, operating methods and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment;

•	difficulties in identifying and completing acquisitions and divestitures, and differences in the type and availability of consideration or financing for such acquisitions and divestitures;

•	difficulties in successfully executing our growth initiatives, including difficulties in permitting, financing and constructing pipelines and waste treatment assets and in structuring economically viable agreements with potential customers, joint venture partners, financing sources and other parties;

•	higher than forecasted capital expenditures to maintain and repair our fleet of trucks, tanks, equipment and disposal wells;

•	fluctuations in prices, transportation costs and demand for commodities such as oil and natural gas;

•	risks associated with the operation, construction and development of saltwater disposal wells, solids and liquids treatment and transportation assets, landfills and pipelines, including access to additional locations and rights-of-way, environmental remediation obligations, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives;

•	risks associated with new technologies and the impact on our business;

•	the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets;

•	risks associated with the reliance on third-party analyst and expert market projections and data for the markets in which we operate;

•	changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty;

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•	reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations or the loss of key customers;

•	the impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation, treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•	natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism, or extreme weather conditions, that may impact our business locations, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers’ operations or the markets we serve;

•	the threat or occurrence of international armed conflict;

•	the unknown future impact on our business from legislation and governmental rulemaking, including the Affordable Care Act, the Dodd-Frank Wall Street Reform, the Tax Cuts and Jobs Act, and the Consumer Protection Act and the rules to be promulgated thereunder;

•	risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal, transportation and treatment of liquid and solid wastes; and

•	other risks identified in this prospectus or referenced from time to time in our filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and the Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

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INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018;

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2018, February 23, 2018, and March 5, 2018;

•	The description of our shares of common stock contained in our Registration Statement on Form 8-A (File No. 000-55822), filed with the SEC on August 8, 2017;

•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus; and

•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.nuverra.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

Attention: Executive Vice President and Chief Legal Officer

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors,” and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017. In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Nuverra Environmental Solutions, Inc. and its consolidated subsidiaries, including for the period prior to our emergence from Chapter 11.

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report or incorporated by reference herein are prepared in accordance with accounting principles generally accepted in the U.S.

Our Company

We are a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the development and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions and wellsite logistics management, including delivery, collection, treatment, and disposal of solid and liquid materials that are used in and generated by the drilling, completion, and ongoing production of shale oil and natural gas. We utilize a broad array of assets to meet our customers’ logistics and environmental management needs. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, and liquid and solid waste disposal sites. We provide a suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers.

Our service offering focuses on providing comprehensive environmental and logistics management solutions within three primary groups:

•	Logistics and Wellsite Services: Delivery of freshwater to wellsites, freshwater procurement and transfer services, staging and storage of equipment and materials, rental of wellsite equipment, and construction services including wellpads.

•	Water Midstream: Collection and transportation of produced water from wellsites to disposal network via trucking or a fixed pipeline system, supplying freshwater for drilling and completion via pipeline system, gathering systems for collection and transportation of flowback and produced water to disposal wells.

•	Disposal Wells and Landfill: Liquid waste water from hydraulic fracturing operations, liquid waste water from well production, and solid drilling waste.

Our business consists of operations in shale basins where customers’ exploration and production (“E&P”) activities are predominantly focused on shale oil and natural gas as follows:

•	Oil shale areas: includes our operations in the Bakken shale area.

•	Natural gas shale areas: includes our operations in the Marcellus, Utica, and Haynesville shale areas.

We support our customers’ demand for diverse, comprehensive and regulatory compliant environmental solutions required for the safe and efficient drilling, completion and production of oil and natural gas from shale formations.

Our business is divided into three operating divisions: (1) the Northeast division comprising the Marcellus and Utica Shale areas, (2) the Southern division comprising the Haynesville Shale area and (3) the Rocky Mountain division comprising the Bakken Shale area.

We utilize a broad array of assets to meet our customers’ logistics and environmental management needs. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, treatment facilities, and liquid and solid waste disposal sites. We continue to expand our suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers.

In order to address our liquidity issues due to the prolonged depression in oil and natural gas prices, on May 1, 2017, the Company and certain of its material subsidiaries (collectively with the Company, the “Nuverra Parties”) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together, and as amended, the “Plan”). On July 25, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective on August 7, 2017 (the “Effective Date”), when all remaining conditions to the effectiveness of the Plan were satisfied or waived. Although the Nuverra Parties emerged from bankruptcy on the Effective Date, the bankruptcy cases will remain pending until closed by the Bankruptcy Court. On the Effective Date, the Company cancelled all of the Company’s pre-Effective Date common stock and all previously issued and outstanding equity interests in the Company, and created a new class of common stock, par value $0.01 (the “Common Stock”), and issued 11,695,580 shares of Common Stock and 118,137 warrants to purchase Common Stock.

General Company Information

Headquartered in Scottsdale, Arizona, the Company was incorporated in Delaware on May 29, 2007 as “Heckmann Corporation.” On May 16, 2013, we changed our name to Nuverra Environmental Solutions, Inc. Our Common Stock is listed on the NYSE American Stock Exchange (the “NYSE American”) under the symbol “NES.” Our principal executive offices are located at 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254. Our website address is http://www.nuverra.com, and our telephone number is (602) 903-7802. The content of our website is not a part of, or incorporated by reference in, this prospectus.

The Offering

Issuer	Nuverra Environmental Solutions, Inc.

Common Stock to be offered by the selling stockholders	10,449,214 shares of Common Stock

Common Stock to be outstanding immediately after this offering	11,695,580 shares of Common Stock (based on 11,695,580 shares outstanding as of March 12, 2018)

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

Risk factors	Investing in the Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the section titled “Risk Factors” on page 4 of this prospectus, and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, and all other information set forth in this prospectus before investing in our Common Stock.

Listing	Our Common Stock is listed on the NYSE American under the symbol “NES.”

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the Common Stock described in the section entitled “Selling Stockholders” to resell such Common Stock. We will not receive any proceeds from the sale of our Common Stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET INFORMATION FOR THE COMMON STOCK

Our Common Stock is listed on the NYSE American under the symbol “NES” and has been trading on the NYSE American since October 12, 2017. The closing price of our Common Stock on the NYSE American on March 12, 2018 was $26.19. As of March 12, 2018, we had 11,695,580 shares of our common stock outstanding. As of March 12, 2018, there was one record holder of our Common Stock. The one holder of record is CEDE & CO., a nominee of The Depository Trust Company, which held all of our issued and outstanding Common Stock. This number of record holders does not include beneficial holders whose shares are held in “street name,” meaning that the shares are held for their accounts by brokers or other nominees. In these instances, the brokers or other nominees are included in the number of record holders, but the underlying beneficial holders of the Common Stock held in “street name” are not. Pursuant to the registration statement of which this prospectus forms a part, 10,449,214 shares of Common Stock will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for sale by the selling stockholders.

Prior to the Company’s commencement of its voluntary chapter 11 proceedings, its pre-Effective Date common stock was trading on the OTCQB U.S. Market (the “OTCQB”). As an issuer may not be listed on the OTCQB if it is subject to bankruptcy or reorganization proceedings, upon filing the Plan with the Bankruptcy Court, the Company’s pre-Effective Date common stock was removed from the OTCQB and began trading on the OTC Pink Open Market (the “OTC Pink”) beginning on May 2, 2017. As a result of the cancellation of the pre-Effective Date common stock pursuant to the Plan, the Company ceased trading on the OTC Pink on the Effective Date. From the Effective Date until the Company’s listing on the NYSE American on October 12, 2017, there was no active public trading market for our post-Effective Date Common Stock.

The table below represents the intra-day high and low prices per share of the Common Stock as reported on the NYSE American during the fourth quarter of fiscal 2017 and the first quarter of fiscal 2018, following the Effective Date and initial listing of the Common Stock on the NYSE American.

	High	Low
Fourth Quarter (October 12, 2017 through December 31, 2017)	$26.25	$9.25
First Quarter 2018 (January 1, 2018 through March 12, 2018)	$26.50	$16.72

DIVIDEND POLICY

We currently do not intend to pay dividends on our Common Stock, and restrictions and covenants in our first lien credit agreement and second lien term loan credit agreement prohibit us from paying dividends now or in the future. Furthermore, we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. In addition, restrictions and covenants in agreements governing future indebtedness, if any, may limit our ability to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have reported that they have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. A total of 11,695,580 shares of Common Stock are deemed outstanding on March 12, 2018, under Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No shares of Common Stock held by a director or officer have been pledged as security. The Company is not aware of any arrangement or pledge of Common Stock that could result in a change of control of the Company.

Unless otherwise indicated, the address for each director and officer is c/o Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254. The information in this table is based on statements in filings with the SEC, or other reliable information available to the Company.

The following table sets forth information known to the Company regarding the beneficial ownership of its Common Stock as of March 12, 2018 by (i) each director, (ii) each of our named executive officers, and (iii) all executive officers and directors serving as of March 12, 2018 as a group. Beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Mark D. Johnsrud (1) Former Chairman of the Board and Chief Executive Officer	531,618	(2)	4.545%
Charles K. Thompson Chairman of the Board and Interim Chief Executive Officer	—		—
Edward A. Lang Executive Vice President and Chief Financial Officer	—		—
Joseph M. Crabb Executive Vice President, Chief Legal Officer, and Corporate Secretary	—		—
John B. Griggs Director	—		—
Michael Y. McGovern Director	—		—
Shares owned by executive officers and directors as a group	531,618		4.545%

(1)	As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2018, Mr. Johnsrud left the Company on and effective as of March 2, 2018.
(2)	Represents vested restricted stock units that represent the right to receive one share of the Company’s Common Stock, which will be settled in accordance with the terms and conditions set forth in the Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan and any applicable award agreement(s).

The following table sets forth information known to the Company regarding the beneficial ownership of Common Stock as of March 12, 2018 of persons or groups that own or have the right to acquire more than 5% of our Common Stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Ascribe II Investments LLC (1) Ascribe III Investments LLC 299 Park Avenue, 34th Floor, New York, NY 10171	5,409,959	46.256%
ECF Value Fund, LP (2) ECF Value Fund II, LP ECF Value Fund International Master, LP 1177 Ave. of Americas, 46th Floor, New York, NY 10036	5,039,255	43.087%

(1)	Ascribe Capital LLC (“Ascribe Capital”) is the investment manager of Ascribe III Investments LLC (“Fund III”). Ascribe Management LLC (“Ascribe Management”) is the investment manager of Ascribe II Investments LLC (“Fund II”, and together with Fund III, the “Ascribe Funds”). The Ascribe Funds hold Common Stock. American Securities LLC (“American Securities”) is the 100% owner of Ascribe Capital and Ascribe Management. Ascribe Opportunities Fund III, L.P. (“Opportunities III”) and Ascribe Opportunities Fund III(B), L.P. (“Opportunities III(B)”) are the sole members of Fund III. Ascribe Associates III, LLC (“Associates III”) is the general partner of Opportunities III and Opportunities III(B). Ascribe Opportunities Fund II, L.P. (“Opportunities II”) and Ascribe Opportunities Fund II(B), L.P. (“Opportunities II(B)”) are the sole members of Fund II. Ascribe Associates II, LLC (“Associates II”) is the general partner of Opportunities II and Opportunities II(B). Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II, Opportunities II, and Opportunities II(B), may be deemed to share beneficial ownership of the Common Stock held by the Ascribe Funds. Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II, Opportunities II and Opportunities II(B), disclaims beneficial ownership of the Common Stock held by the Ascribe Funds, except to the extent of its pecuniary interests. In accordance with the Plan, Ascribe Capital designated John B. Griggs to serve as a director of the Company. Ascribe Capital has the right to appoint one additional member to the Board at any time in its sole discretion.
(2)	Gates Capital Management, L.P. (“Gates Capital”), acts as the investment manager to certain funds directly holding Common Stock (the “Gates Capital Funds”). Gates Capital Management GP, LLC (the “General Partner”) is the general partner of Gates Capital, with respect to the shares of Common Stock directly held by the Gates Capital Funds. Gates Capital Management, Inc. (the “Gates Corporation”) is the managing member of the General Partner with respect to the shares of Common Stock directly held by the Gates Capital Funds. Jeffrey L. Gates serves as President of the Gates Corporation with respect to the shares of Common Stock directly held by the Gates Capital Funds. Each of Gates Capital, the General Partner, the Gates Corporation and Jeffrey L. Gates, may be deemed to share beneficial ownership of the Common Stock held by the Gates Capital Funds. Each of Gates Capital, the General Partner, the Gates Corporation and Jeffrey L. Gates, disclaims beneficial ownership of the Common Stock held by the Gates Capital Funds except to the extent of its pecuniary interests. In accordance with the Plan, the Gates Corporation designated Michael Y. McGovern and Charles K. Thompson to serve as directors of the Company.

SELLING STOCKHOLDERS

Shares of Common Stock Offered Hereby

This prospectus relates to the sale of up to 10,449,214 shares of the Common Stock for the selling stockholders named in the table below.

Pursuant to the Plan, on the Effective Date, the Company issued shares of its Common Stock to parties that include the selling stockholders in exchange for, among other things, the cancellation of the Company’s pre-Effective Date 12.5%/10.0% Senior Secured Second Lien Notes due 2021 and claims under the Company’s debtor in possession term loan facility and pre-Effective Date term loan facility. We are registering the offer and sale of the Common Stock pursuant to registration rights we have granted under the Registration Rights Agreement entered into on the Effective Date.

The table below lists the selling stockholders and other information regarding their beneficial ownership of our shares of Common Stock. The information provided below with respect to the selling stockholders has been obtained from the selling stockholders and is current as of March 12, 2018. The selling stockholders may offer their Common Stock for resale from time to time pursuant to this prospectus. However, the selling stockholders are under no obligation to sell any of the Common Stock offered pursuant to this prospectus.

Because the selling stockholders may sell none, all or some portion of the shares of Common Stock owned by them, we cannot estimate the number of shares of Common Stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholders provided the information regarding the shares of Common Stock owned by them, all or a portion of the shares of Common Stock owned by them in transactions exempt from the registration requirements of the Securities Act.

Beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Name of Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Offered	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Ascribe II Investments LLC (1)	5,409,959	5,409,959	—	—
Ascribe III Investments LLC (1)
ECF Value Fund, LP (2)	5,039,255	5,039,255	—	—
ECF Value Fund II, LP (2)
ECF Value Fund International Master, LP (2)

(1)

Ascribe Capital LLC (“Ascribe Capital”) is the investment manager of Ascribe III Investments LLC (“Fund III”). Ascribe Management LLC (“Ascribe Management”) is the investment manager of Ascribe II Investments LLC (“Fund II”, and together with Fund III, the “Ascribe Funds”). The Ascribe Funds hold Common Stock. American Securities LLC (“American Securities”) is the 100% owner of Ascribe Capital and Ascribe Management. Ascribe Opportunities Fund III, L.P. (“Opportunities III”) and Ascribe Opportunities Fund III(B), L.P. (“Opportunities III(B)”) are the sole members of Fund III. Ascribe Associates III, LLC (“Associates III”) is the general partner of Opportunities III and Opportunities III(B). Ascribe Opportunities Fund II, L.P. (“Opportunities II”) and Ascribe Opportunities Fund II(B), L.P. (“Opportunities II(B)”) are the sole members of Fund II. Ascribe Associates II, LLC (“Associates II”) is the general partner of Opportunities II and Opportunities II(B). Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II,

Opportunities II, and Opportunities II(B), may be deemed to share beneficial ownership of the Common Stock held by the Ascribe Funds. Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II, Opportunities II and Opportunities II(B), disclaims beneficial ownership of the Common Stock held by the Ascribe Funds, except to the extent of its pecuniary interests. In accordance with the Plan, Ascribe Capital designated John B. Griggs to serve as a director of the Company. Ascribe Capital has the right to appoint one additional member to the Board at any time in its sole discretion.
(2)	Gates Capital Management, L.P. (“Gates Capital”), acts as the investment manager to certain funds directly holding Common Stock (the “Gates Capital Funds”). Gates Capital Management GP, LLC (the “General Partner”) is the general partner of Gates Capital, with respect to the shares of Common Stock directly held by the Gates Capital Funds. Gates Capital Management, Inc. (the “Gates Corporation”) is the managing member of the General Partner with respect to the shares of Common Stock directly held by the Gates Capital Funds. Jeffrey L. Gates serves as President of the Gates Corporation with respect to the shares of Common Stock directly held by the Gates Capital Funds. Each of Gates Capital, the General Partner, the Gates Corporation and Jeffrey L. Gates, may be deemed to share beneficial ownership of the Common Stock held by the Gates Capital Funds. Each of Gates Capital, the General Partner, the Gates Corporation and Jeffrey L. Gates, disclaims beneficial ownership of the Common Stock held by the Gates Capital Funds except to the extent of its pecuniary interests. In accordance with the Plan, the Gates Corporation designated Michael Y. McGovern and Charles K. Thompson to serve as directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors (the “Board”) has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Board’s audit committee (the “Audit Committee”) will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction may be consummated, and may continue, only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the Company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person. Disclosure is required for each related party transaction that exceeds $120,000.

In addition to the related party transactions described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which are incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, we have entered into the following additional related party transaction during fiscal year 2017.

On the Effective Date, pursuant to the Plan, the Company entered into the Registration Rights Agreement with certain of our pre-Effective Date creditors that, in the aggregate, received approximately 90% of our Common Stock on the Effective Date. Pursuant to the Registration Rights Agreement, any holder that, together with its affiliates, (i) beneficially owned 10% of the aggregate outstanding shares of Common Stock on the Effective Date and (ii) continues to beneficially own at least 5% of the aggregate outstanding shares of Common Stock (“Demand Holder”), may request registration of its Common Stock at any time under the Securities Act on Form S-1 (“Long-Form Registration”), if Form S-3 is not available to the Company, or on Form S-3, or any similar short-form registration statement (“Short Form Registration”), if available. The Company, however, is not required to conduct more than three Long-Form Registrations for each holder, but is required to conduct an unlimited number of Short-Form Registrations for each holder.

In addition, promptly after the Effective Date, the Company is required to use its reasonable best efforts to cause a shelf registration (“Shelf”) on Form S-1 to be declared effective as promptly as reasonably practicable thereafter for the offer and resale of the Common Stock on a delayed or continuous basis. At any time and from time to time after the Shelf has been declared effective, any Demand Holder may request to sell all or any portion of their Common Stock in an underwritten offering that is registered pursuant to the Shelf, and any holder may participate in such a Shelf takedown. The Company is filing this Registration Statement on Form S-1 pursuant to the foregoing obligation.

Pursuant to the Registration Rights Agreement, holders also have customary piggyback registration rights with respect to any offering by the Company under the Security Act. The registration rights are subject to certain conditions and limitations, including our ability to suspend registration statement under certain circumstances. We will generally pay all fees and expenses in connection with our obligations under the Registration Rights Agreement. The rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions.

No separate review of this transaction was performed by the Audit Committee as it was a requirement of the Plan.

DESCRIPTION OF COMMON STOCK

On the Effective Date, pursuant to the Plan, (i) all shares of the Company’s pre-Effective Date common stock and all other previously issued and outstanding equity interests in the Company, and any rights of any holder in respect thereof, were cancelled and discharged and (ii) all agreements, instruments, and other documents evidencing, relating to or connected with the pre-Effective Date common stock and all other previously issued and outstanding equity interests of the Company, and any rights of any holder in respect thereof, were cancelled and discharged. Also pursuant to the Plan, on the Effective Date, the Company created the Common Stock, and issued 11,695,580 shares of Common Stock and 118,137 warrants to purchase Common Stock.

The following summary describes the material terms of our Common Stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Third Amended and Restated Bylaws (the “Bylaws”), the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and our Registration Statement on Form 8-A filed with the SEC on August 8, 2017.

Common Stock

On the Effective Date, the Company filed the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware and adopted the Bylaws. The Certificate of Incorporation provides that the Company is authorized to issue a total of 76,000,000 shares of capital stock, of which 1,000,000 shares shall be preferred stock, par value $0.01, and 75,000,000 shares shall be Common Stock.

Rights of the Holders of Common Stock

The Common Stock carries the following rights:

•	Voting. Except as otherwise provided by applicable law or the Certificate of Incorporation, no stockholder of the Company (“Stockholder”) shall have any cumulative voting rights and each outstanding share of Common Stock owned on the relevant record date, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the Stockholders. The election of directors is determined by a plurality of the votes cast by the Stockholders present in person or represented by proxy at a meeting of the Stockholders and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation, or the Bylaws, all matters submitted to a vote of the Stockholders at a meeting, other than the election of directors, shall be decided by the affirmative vote of a majority of the votes cast by the Stockholders present in person or represented by proxy at a meeting of the Stockholders and entitled to vote thereon.

•	Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board, in its sole discretion, at any meeting, and may be paid in cash, property, or shares of the Company’s capital stock.

•	Liquidation. Subject to applicable law and the Certificate of Incorporation, any vote or votes authorizing the liquidation of the Company, or proceeding for its dissolution may provide, subject to any agreements between Stockholders, rights of creditors, and rights provided to a particular class or series, for the distribution pro rata among the Stockholders of the Company’s assets, wholly or in part in kind, whether such assets be in cash or other property. In addition, such votes may authorize the Board to determine the value of different assets for the purpose of such liquidation and may divide, or authorize the Board to divide, such assets or any part thereof among the Stockholders such that every Stockholder will receive a proportionate amount in value of cash or property. In the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock will have all the rights and privileges typically associated with such securities as set forth in the DGCL.

•	Restrictions on Transfer. The Common Stock is not subject to restrictions on transfer as a result of the Certificate of Incorporation or the Bylaws. Nevertheless, there may be restrictions imposed by applicable securities laws or by the terms of related agreements. The Bylaws permit the Company to place restrictive legends on its share certificates in order to ensure compliance with any restrictions imposed.

•	Other Rights. Holders of the Common Stock have no preemptive, redemption, conversion, or sinking fund rights.

The rights, preferences, and privileges of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued by the Company.

Limitation on Issuance of Nonvoting Equity Securities

The Certificate of Incorporation provides that the Company shall not issue non-voting equity securities; provided, however, that this restriction will (i) have no further force and effect beyond that required under Section 1123(a)(6) of chapter 11 of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in the Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Anti-Takeover Provisions in Delaware Law and the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may discourage or prevent a change of control, even if such transaction would be beneficial to the Stockholders.

No Cumulative Voting

As described above, the Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors or any other matters, and cumulative voting is not otherwise provided for under the DGCL.

Classified Board

The Board of the Company will be divided into three classes, with each class to be as equal in number to the other classes as possible. The terms of office of directors of the first class are to expire at the first annual meeting of Stockholders after their election or appointment, that of the second class is to expire at the second annual meeting after their election or appointment, and that of the third class is to expire at the third annual meeting after their election or appointment. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of Stockholders following the annual meeting at which such director was elected. The classification of the Board has the effect of making it more difficult for Stockholders to change the composition of the Board.

The classified Board provision shall not be altered or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote in the election of directors. The directors may not amend or repeal the classified Board provision.

Action by Written Consent

Effective upon the date that Ascribe Capital LLC and Gates Capital Management, Inc. (together with certain funds or accounts advised or sub-advised by Ascribe Capital LLC or Gates Capital Management, Inc., the “Specified Investors”), together with their affiliates, cease to hold directly or indirectly at least twenty-five percent (25%) of the voting power of issued and outstanding Common Stock entitled to vote at a meeting of the Stockholders, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected by any consent by such Stockholders in lieu of a meeting of the Stockholders. At all times prior thereto, action may be taken without a meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Company entitled to vote thereon were present and voted. On the Effective Date, the Specified Investors held approximately 90% of the Company’s issued and outstanding Common Stock.

Special Meetings of Stockholders

Special meetings of the Stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, or a majority of the Board. In addition, so long as the Specified Investors collectively own directly or indirectly at least twenty-five percent (25%) of the issued and outstanding Common Stock entitled to vote at such meeting, special meetings of Stockholders, unless otherwise prescribed by statute, shall be called upon the request in writing of a Stockholder or Stockholders of record holding at least thirty percent (30%) of the issued and outstanding Common Stock entitled to vote at such meeting.

Business Combinations

The Company has opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain Business Combinations (as defined below) with any Interested Stockholder (as defined below) for a period of three years following the time that such Interested Stockholder became an Interested Stockholder, unless:

•	prior to such time, the Board approved the Business Combination or transaction that results in the Stockholder becoming an Interested Stockholder;

•	upon consummation of the transaction that resulted in the Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined below) outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of Stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock not owned by the Interested Stockholder.

Generally, a “Business Combination” includes a merger, asset or stock sale, or other transaction resulting in financial benefit to the Interested Stockholder. Subject to certain exceptions, an “Interested Stockholder” is a person who, together with that person’s affiliates and associates, owns, or within a three year period immediately prior to the date on which it is sought to be determine whether such person is an Interested Stockholder owned, fifteen percent (15%) or more of the outstanding Voting Stock. For purposes of this provision, “Voting Stock” means any class or series of stock entitled to vote generally in the election of directors.

Advance Notice Procedure

The Bylaws provide that if notice is provided for a Stockholders meeting other than an annual meeting, the business transacted at such meeting shall be limited to the matters stated in the notice of such meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

Listing of Our common stock

Our Common Stock is listed on the NYSE American under the symbol “NES.”

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:

•	directly to one or more purchasers in privately negotiated transactions;

•	in underwritten offerings;

•	through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act;

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through short sales;

•	in hedging transactions;

•	through the distribution by a selling stockholder to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	by any other method permitted pursuant to applicable law.

The Common Stock may also be exchanged pursuant to this prospectus for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

The prices at which the Common Stock offered by this prospectus are sold may include:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of the common stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the common stock may be listed, (6) the method of distribution of the common stock, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee. The list of selling stockholders may similarly be amended to include any donee, transferee or other successor of the selling stockholders.

The selling stockholders and any broker-dealers or agents who participate in the distribution of Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

The Common Stock may be offered to the public either through one or more underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Common Stock offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered common stock if any is purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

If Common Stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s Common Stock.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless it has been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the Common Stock by the selling stockholder. There can be no assurance that any selling stockholder will sell any or all of the common stock pursuant to this prospectus.

Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the common stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Common Stock by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all of the Common Stock offered by this prospectus has been sold by the selling stockholders.

The selling stockholders may also sell Common Stock pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS

The consolidated financial statements of Nuverra Environmental Solutions, Inc. as of December 31, 2017 and for the period from August 1, 2017 through December 31, 2017 (Successor), and the period from January 1, 2017 through July 31, 2017 (Predecessor) incorporated in this prospectus by reference from the Nuverra Environmental Solutions, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s emergence from bankruptcy), incorporated herein by reference, and have been incorporated by reference in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nuverra Environmental Solutions, Inc. as of December 31, 2016 and for the year then ended incorporated in this prospectus by reference from the Nuverra Environmental Solutions, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated by reference in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

10,449,214 Shares of Common Stock

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the offering and distribution of the securities being registered.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the shares of common stock being registered. All of these expenses will be paid by us.

SEC registration fee	$33,186.65
Accounting fees and expenses	$(1)
Legal fees and expenses	$(1)
Printing Costs	$(1)
Filing costs and other miscellaneous fees and expenses	$(1)

Total	$(1)

(1)	Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Certificate of Incorporation and Bylaws provides for indemnification of the directors and officers of the Company to the maximum extent permitted under the laws of Delaware. The Certificate of Incorporation requires the Company, to the maximum extent under the laws of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Certificate of Incorporation further provides that a director of the Company shall not be personally liable either to the Company or a stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the Company’s rights and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, except in the situations described above.

The Company has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of the Company’s Certificate of Incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 7, 2017, the Effective Date of the Plan, the Company issued the following securities pursuant to the Plan:

•	7,900,000 shares of Common Stock to the holders of the Company’s pre-Effective Date 12.5%/10.0% Senior Secured Second Lien Notes due 2021 (the “2021 Notes”), which represents 98.75% of the Common Stock (subject to dilution by a to be adopted management equity incentive compensation plan) after giving effect to the distribution of Common Stock for certain claims under the Plan for the Company’s pre-Effective Date term loan, exit financing, and general unsecured claims (the “Remaining Reorganized Nuverra Common Stock”);

•	100,000 shares of Common Stock to the holders of the Company’s pre-Effective Date 9.875% Senior Notes due 2018 and the holders of certain claims relating to the rejection of executory contracts and unexpired leases (the “Affected Classes”), which represents 1.25% of the Remaining Reorganized Nuverra Common Stock;

•	3,695,580 shares of Common Stock to holders of claims under the debtor in possession revolving credit facility, pre-Effective Date term loan facility, conversion fee for treatment of the pre-Effective Date term loan facility (collectively, the “Supporting Noteholder Term Loan Claims”), and the lenders under the Company’s first lien credit agreement for the exit financing commitment fee (the “Exit Financing Commitment Fee”); and

•	118,137 warrants, with an exercise price of $39.82 per share and an exercise term expiring five years from the Effective Date or, in certain instances specified in the Plan, a longer term of up to seven years from the Effective Date, to the Affected Classes, which represents an amount equal to 1.0% of the Remaining Reorganized Nuverra Common Stock.

The Company relied on Section 1145(a)(1) of the Bankruptcy Code as an exemption from the registration requirements of the Securities Act for the issuance of the Common Shares issued to the holders of the 2021 Notes and the Affected Classes and the warrants issued to the Affected Classes, and relied on Section 4(a)(2) of the Securities Act for exemption from registration for the Common Stock issued to holders of Supporting Noteholder Term Loan Claims and to the lenders under the first lien credit agreement for the Exit Financing Commitment Fee. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•	the securities must be issued under a plan of reorganization by the debtor, its successor under a plan, or an affiliate participating in a joint plan of reorganization with the debtor;

•	the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expense in the case concerning the debtor or such affiliate; and

•	the securities must be issued either in exchange for the recipient’s claim against, interest in or claim for administrative expense in the case concerning the debtor or such affiliate or principally in such exchange and partly for cash or property.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

The list of exhibits in the “Exhibit Index” at the end of this registration statement (immediately preceding the signature page of this registration statement) is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Debtors’ Amended Prepackaged Plans of Reorganization, dated June 23, 2017 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2017).

2.2	Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Prepackaged Plans of Reorganization, dated July 25, 2017 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2017).

3.1	Second Amended and Restated Certificate of Incorporation of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

3.2	Third Amended and Restated Bylaws of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

4.1	Specimen Global Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

4.2	Registration Rights Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc. and the holders party thereto (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

4.3	Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

4.4	Warrant Agreement, dated as of August 7, 2017, between Nuverra Environmental Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017).

5.1 †	Legal Opinion of Squire Patton Boggs (US) LLP.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated February 3, 2014, by and among the Company, as borrower; Wells Fargo Bank, National Association, a national banking association, as administrative agent; Wells Fargo, Bank of America, N.A., a national banking association, and RBS Citizens, N.A., a national banking association, as joint lead arrangers; Wells Fargo, Bank of America and RBS Citizens, as joint book runners; Bank of America and RBS Citizens, as co-syndication agents; and Wells Fargo, Bank of America and Citizens Bank of Pennsylvania, as lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014).

10.1 A	Joinder and First Amendment to Amended and Restated Credit Agreement by and among Wells Fargo Bank, National Association, as agent for the Lenders, the Lenders party thereto, Nuverra Environmental Solutions, Inc., a Delaware corporation, Capital One Business Credit Corporation and CIT Finance LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC March 24, 2014).

10.1 B	Amended and Restated Guaranty and Security Agreement, dated February 3, 2014, by and among the Company, Heckmann Environmental Services, Inc., Thermo Fluids Inc., Heckmann Water Resources Corporation, Heckmann Water Resources (CVR), Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels LLC, Badlands Power Fuels, LLC, Landtech Enterprises, LLC, Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC; and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014).

10.1 C	Intercompany Subordination Agreement, dated February 3, 2014, by and among the Company, Heckmann Environmental Services, Inc., Thermo Fluids Inc., Heckmann Water Resources Corporation, Heckmann Water Resources (CVR), Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels LLC, Badlands Power Fuels, LLC, Landtech Enterprises, LLC, Badlands Leasing, LLC and Ideal Oilfield Disposal, LLC; and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014).

10.1 D	Patent Security Agreement, dated February 3, 2014, by and between the Company and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014).

10.1 E	Second Amendment, Consent and Release to Amended and Restated Credit Agreement dated April 13, 2015, by and among the Company, the Agent and the Lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2015).

10.1 F	First Amendment to Amended and Restated Guaranty and Security Agreement dated April 13, 2015, by and among the Company, certain subsidiaries of the Company named therein, as grantors, and the Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2015).

10.1 G	Fourth Amendment, Consent and Release to Amended and Restated Credit Agreement dated November 2, 2015, by and among the Company, the Agent and the Lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2015).

10.1 H	Second Amendment to Amended and Restated Guaranty and Security Agreement dated November 2, 2015, by and among the Company, certain subsidiaries of the Company named therein, as grantors, and the Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2015).

10.1 I	Consent and Fifth Amendment to Amended and Restated Credit Agreement, dated March 10, 2016, by and among Wells Fargo Bank, National Association, the Lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

Exhibit Number	Description

10.1 J	Third Amendment to Amended and Restated Guaranty and Security Agreement, dated March 10, 2016, by and among Nuverra Environmental Solutions, Inc., certain subsidiaries of Nuverra Environmental Solutions, Inc. named therein, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

10.1 K	Sixth Amendment to Amended and Restated Credit Agreement, dated March 24, 2016, by and among Wells Fargo Bank, National Association, the Lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2016).

10.1 L	Seventh Amendment to Amended and Restated Credit Agreement, dated April 15, 2016, by and among Wells Fargo Bank, National Association, the lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.1 M	Eighth Amendment to Amended and Restated Credit Agreement, dated as of June 29, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2016).

10.1 N	Ninth Amendment to Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2016).

10.1 O	Tenth Amendment to Amended and Restated Credit Agreement, dated as of September 29, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2016).

10.1 P	Eleventh Amendment to Amended and Restated Credit Agreement, dated as of October 13, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2016).

10.1 Q	Twelfth Amendment to Amended and Restated Credit Agreement, dated as of November 4, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2016).

10.1 R	Thirteenth Amendment to Amended and Restated Credit Agreement, dated November 14, 2016, by and among Wells Fargo, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016).

10.1 S	Fourteenth Amendment to Amended and Restated Credit Agreement, dated December 16, 2016, by and among Wells Fargo, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2016).

10.1 T	Letter Agreement, dated April 3, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 7, 2017)

10.1 U	Letter Agreement, dated April 6, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.4 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.1 V	Letter Agreement, dated April 10, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.5 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.1 W	Letter Agreement, dated April 18, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 20, 2017)

Exhibit Number		Description

10.1 X		Letter Agreement, dated April 24, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.3 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 25, 2017)

10.2 *		Executive Employment Agreement, dated November 30, 2012, between Heckmann Corporation and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.4 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on December 6, 2012).

10.2 A	*	First Amendment to Executive Employment Agreement, dated January 25, 2016, between the Nuverra Environmental Solutions, Inc. and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2016).

10.2 B	*	Amended and Restated Employment Agreement, dated as of April 28, 2017, by and between Nuverra Environmental Solutions, Inc. and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2017).

10.3 *		Employment Agreement, dated February 5, 2016, between Nuverra Environmental Solutions, Inc. and Joseph M. Crabb (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2016).

10.3 A	*	First Amendment to Employment Agreement, dated December 23, 2016, between Nuverra Environmental Solutions, Inc. and Joseph M. Crabb (incorporated herein by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2017).

10.3 B	*	Amended and Restated Employment Agreement, dated August 7, 2017, between Joseph M. Crabb and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.4		Restructuring and Support Agreement, dated March 11, 2016, by and among Nuverra Environmental Solutions, Inc., certain subsidiaries of Nuverra Environmental Solutions, Inc., the Supporting Holders, and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

10.4 A		First Amendment to Restructuring Support Agreement, dated as of April 20, 2017, by and among Nuverra Environmental Solutions, Inc. and its subsidiaries and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2017).

10.4 B		Second Amendment to Restructuring Support Agreement, dated as of April 28, 2017, by and among Nuverra Environmental Solutions, Inc. and its subsidiaries and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2017).

10.5		Term Loan Credit Agreement, dated as of April 15, 2016, by and among Wilmington Savings Fund Society, FSB, as administrative agent, the lenders identified therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 A		Guaranty and Security Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Grantors party thereto, Wilmington Savings Fund Society, FSB, as administrative agent, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

Exhibit Number	Description

10.5 B	Intercompany Subordination Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Obligors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 C	Trademark Security Agreement, dated as of April 15, 2016, between Nuverra Environmental Solutions, Inc. and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 D	Security Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Grantors party thereto and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 E	Intercompany Subordination Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Obligors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 F	Trademark Security Agreement, dated as of April 15, 2016, between Nuverra Environmental Solutions, Inc. and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016).

10.5 G	First Amendment to Term Loan Credit Agreement, dated as of June 30, 2016, by and among the Required Lenders and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2016).

10.5 H	Second Amendment to Term Loan Credit Agreement, dated as of September 22, 2016, by and among the Required Lenders and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2016).

10.5 I	Third Amendment (Increase Amendment) to Term Loan Credit Agreement, dated November 14, 2016, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the named therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016).

10.5 J	Fourth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated December 16, 2016, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2016).

10.5 K	Fifth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 3, 2017, by and among the Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 7, 2017).

10.5 L	Sixth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 6, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017).

10.5 M	Seventh Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 10, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.3 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017).

Exhibit Number	Description

10.5 N	Eight Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 18, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company, and the guarantors named therein (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 20, 2017).

10.5 O	Ninth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 24, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company, and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 25, 2017).

10.6 *	Key Employee Incentive Plan, dated December 23, 2016 (incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2017).

10.7	Debtor in Possession Credit Agreement, dated as of April 30, 2017, by and among the Company, DIP Revolving Facility Lenders, Wells Fargo Bank, National Association, as administrative agent, and other agents party thereto (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on May 5, 2017).

10.8	Debtor in Possession Term Loan Credit Agreement, dated as of April 30, 2017, by and among the Company, DIP Term Loan Lenders, Wilmington Savings Fund Society, FSB, as administrative agent (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on May 5, 2017).

10.9	Plan Support Agreement, dated as of June 22, 2017, by and among Nuverra Environmental Solutions, Inc., its subsidiaries, the Committee, and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2017).

10.10	First Lien Credit Agreement, dated as of August 7, 2017, by and among ACF FinCo I, LP, the lenders party thereto, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.10 A	First Lien Guaranty and Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and ACF FinCo I, LP (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.10 B	First Lien Trademark Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and the Credit Agreement Agent (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.11	Second Lien Term Loan Credit Agreement, dated as of August 7, 2017, by and among Wilmington Savings Fund Society, FSB, the lenders party thereto, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.11 A	Second Lien Guaranty and Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

Exhibit Number	Description

10.11 B	Second Lien Trademark Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.12	Subordination and Intercreditor Agreement, dated as of August 7, 2017, by and among ACF FinCo I, LP and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.13	Intercompany Subordination Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc. and the other obligors named therein (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017).

10.14 *	Employment Agreement, dated as of August 23, 2017, between Edward A. Lang and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2017).

10.15 *	Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.16 *	Form of Notice of Grant of Performance Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.17 *	Form of Notice of Grant of Time-Based Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.18 *	CEO Notice of Grant of Performance Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.19 *	CEO Notice of Grant of Time-Based Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.20 *	Notice of Grant of CEO Stock Options and Stock Option Award Agreement between the Company and Mark D. Johnsrud, dated February 23, 2018 (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.21 *	2018 Restricted Stock Plan for Directors (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.22 *	Form of Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

16.1	Letter to Securities and Exchange Commission from Hein & Associates LLP, dated November 20, 2017 (incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 20, 2017).

21.1	Subsidiaries of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2018).

Exhibit Number	Description

23.1 †	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.2 †	Consent of Moss Adams, LLP, Independent Registered Public Accounting Firm.

23.2 †	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1).

24.1 †	Powers of Attorney (included on signature page).

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

*	Indicates Management Compensatory Plan, Contract or Arrangement.
†	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on March 16, 2018.

Nuverra Environmental Solutions, Inc.

By:	/s/ Charles K. Thompson
Name:	Charles K. Thompson
Title:	Chairman of the Board and Interim Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), do hereby constitute and appoint Charles K. Thompson and Joseph M. Crabb, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and/or officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including without limitation any and all amendments (including post-effective amendments) and supplements hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES K. THOMPSON	Chairman of the Board, Interim Chief	March 16, 2018
Charles K. Thompson	Executive Officer, and Director (Principal Executive Officer)

/s/ EDWARD A. LANG	Executive Vice President and Chief	March 16, 2018
Edward A. Lang	Financial Officer (Principal Financial Officer)

/s/ STACY W. HILGENDORF	Vice President, Corporate Controller	March 16, 2018
Stacy W. Hilgendorf	(Principal Accounting Officer)

/s/ JOHN B. GRIGGS	Director	March 16, 2018
John B. Griggs

/s/ MICHAEL Y. MCGOVERN	Director	March 16, 2018
Michael Y. McGovern